Exhibit 99.1

NORTHSTAR REALTY FINANCE

ANNOUNCES FOURTH QUARTER 2014 RESULTS

Fourth Quarter 2014 Highlights

•                  Cash available for distribution (“CAD”) of $0.44 per share.

•                  Fourth quarter 2014 cash dividend of $0.40 per common share.

•                  Completed the $4 billion acquisition of Griffin-American Healthcare REIT II, Inc. and a $1.1 billion hotel portfolio in the fourth quarter 2014.

•                  Entered into separate agreements to acquire a €1.1 billion pan-European office portfolio and an approximately €500 million pan-European predominately office portfolio.

•                  Announced spin-off of NorthStar Realty’s European commercial real estate business into a separate publicly-traded REIT.

NEW YORK, NY, February 27, 2015 - NorthStar Realty Finance Corp. (NYSE: NRF) today announced its results for the fourth quarter ended December 31, 2014.

Fourth Quarter 2014 Results

NorthStar Realty reported CAD for the fourth quarter 2014 of $110.3 million, or $0.44 per share. Net (loss) to common stockholders for the fourth quarter 2014 was $(116.5) million, or $(0.47) per diluted share.

For more information and a reconciliation of CAD to net income (loss) to common stockholders, please refer to the tables on the following pages.

David T. Hamamoto, chairman and chief executive officer, commented, “2014 was another incredible year for NorthStar Realty and our shareholders. We continued to build upon a portfolio of diversified commercial real estate assets that we expect to generate long-term, durable cash flows and NorthStar Realty now has approximately 82% of its assets comprised of direct and indirect owned commercial real estate property. During 2014, we also began initializing our global expansion in Europe. Including recently announced acquisition agreements, we currently have an approximately $2 billion portfolio of high-quality, predominately office properties located across top European markets, including London and Paris.”

Mr. Hamamoto continued, “Furthermore, we are excited about the announced spin-off of our European real estate business, which is a testament to our commitment to unlocking shareholder value in innovative ways. We believe that our proposed European REIT will be well positioned for robust growth and will benefit in the coming years from cap rate compression and upward pressure on rents. Our strategy for 2015 remains to build a long-term, sustainable real estate investment business and to seek out further shareholder value-enhancing opportunities.”

European REIT Spin-off

On February 26, 2015, NorthStar Realty announced that its board of directors unanimously approved a plan to spin-off its European real estate business into a newly-formed publicly-traded REIT, NorthStar Realty Europe Corp., or NRE, expected to be listed on the NYSE and potentially in Europe. Currently, NorthStar Realty has acquired or committed to acquire $2 billion of European real estate (excluding European healthcare assets) comprised of 50 properties spanning across some of Europe’s top markets that will be contributed to NRE upon the completion of the proposed European spin-off. NSAM will manage NRE pursuant to a long-term management agreement substantially consistent with NorthStar Realty’s existing management agreement with NSAM. The proposed spin-off is expected to be completed in the second half of 2015. For further details related to the spin-off, please refer to the Investor Presentation posted on NorthStar Realty’s website, www.nrfc.com.

Fourth Quarter 2014 Investments

Europe

•                  Entered into an agreement to acquire a €1.1 billion pan-European office portfolio (the “SEB Portfolio”). The SEB Portfolio is comprised of 11 Class A office properties located across gateway cities in seven of Europe’s top markets: London, U.K.; Paris, France; Hamburg, Germany; Milan, Italy; Brussels, Belgium; Amsterdam and Rotterdam, Netherlands and Gothenburg, Sweden. The SEB Portfolio consists of approximately 186,000 square meters with a well-diversified mix of market leading tenants including BNP Paribas, Cushman & Wakefield, Ernst & Young and Deloitte. Approximately 50% of the NOI from the SEB Portfolio is derived from properties located in London and Paris.

•                  Entered into an agreement to acquire an approximately €500 million pan-European predominately office portfolio (the “Trias Portfolio”) located across eight European countries including the U.K., Germany, France, Belgium, Netherlands, Spain, Portugal and Italy. The Trias Portfolio is comprised of 38 properties, which includes 30 office properties, five retail properties, two hotels and an industrial property. Approximately 75% of the Trias Portfolio by rent is derived from properties located in the U.K., Germany and France. The Trias Portfolio consists of approximately 259,000 square meters and is currently approximately 90% leased with a weighted average lease term of approximately four years.

•                  In connection with the proposed spin-off of NorthStar Realty Europe Corp., these two European predominately office investments, along with the $100 million multi-tenant office property located southwest of London acquired by NorthStar Realty in the third quarter 2014, are expected to be contributed to NRE.

Healthcare Real Estate

•                  Completed the $4 billion acquisition of Griffin-American Healthcare REIT II, Inc. (“Griffin-American”).

Hotel Real Estate

•                  Completed the acquisition of a $1.1 billion hotel portfolio consisting of 48 upscale extended stay hotels and premium branded select service hotels.

Opportunistic Real Estate Investments

•                  Invested $152 million to acquire limited partnership interests in real estate private equity funds with an initial reported net asset value of $160 million. NorthStar Realty expects to earn an initial current yield of approximately 15% on its invested equity.

•                  Acquired an aggregate $32 million of office properties located in San Diego, California and Austin, Texas. NorthStar Realty expects to earn a weighted average initial current yield of approximately 13% on its aggregate $11 million of invested equity.

•                  Subsequent to the fourth quarter 2014, NorthStar Realty acquired a $62 million portfolio of six office properties located in Denver, Colorado. NorthStar Realty expects to earn an initial current yield of approximately 15% on its $18 million of invested equity.

Repurchased N-Star CDO Bonds

•                  Repurchased $46 million principal amount of N-Star CDO bonds for $30 million.

NorthStar Realty Total Investments

•                  Investments as of December 31, 2014 totaled approximately $18.5 billion, including assets of deconsolidated CDOs and investments that NorthStar Realty acquired or committed to acquire subsequent to the fourth quarter 2014.

•                  Approximately 82% of the $18.5 billion of total investments are comprised of direct and indirect ownership interests in real estate, or approximately 80% excluding the European real estate investments expected to be contributed to NorthStar Realty Europe.

Supplemental Disclosure

•                  Please refer to the supplemental presentation which will be posted on NorthStar Realty’s website, www.nrfc.com after close of business on Friday, February 27, 2015, which provides substantial additional details regarding NorthStar Realty’s investments.

Liquidity, Financing and Capital Markets Highlights

Common equity

•                  During the fourth quarter 2014, NorthStar Realty issued 23.0 million shares of its common stock through the forward sale agreement with Deutsche Bank Securities Inc. and received net proceeds of $404 million.

•                  During the fourth quarter 2014, NorthStar Realty issued 1.2 million shares of common stock in connection with the exchange of $10 million principal amount of 5.375% notes.

•                  Subsequent to the fourth quarter 2014, NorthStar Realty issued 0.7 million shares of common stock in connection with the exchange of $6.4 million principal amount of 5.375% notes.

•                  Subsequent to the fourth quarter 2014, NorthStar Realty issued 7.0 million shares of its common stock through the forward sale agreement with Deutsche Bank Securities Inc. and received net proceeds of $122 million.

Credit facilities

•                  During the fourth quarter 2014, NorthStar Realty and UBS AG, Stamford Branch (“UBS”) entered into a credit agreement providing for a term loan for three years with a principal amount of $150 million and fixed interest rate of 4.55% under the existing facility agreement for up to $500 million, bringing the total outstanding balance to $425 million.

Liquidity as of February 24, 2015
$ in millions

Unrestricted Cash	$366
Undrawn Corporate Revolving Credit Facility	305
Undrawn Corporate Term Facility (1)	75

Total Potential Liquidity	$746

(1) Amount subject to entering into additional term loans under the terms of the UBS facility.

Stockholders’ Equity

Common shares, deferred LTIPs and RSUs not subject to performance hurdles, outstanding
Amounts in millions

Weighted average for Q4’14	251.3

Total outstanding as of 12/31/14	304.1
Exchangeable note conversions subsequent to 12/31/14	0.7
Common shares from forward sale agreement subsequent to 12/31/14	7.0
Deferred LTIPs issued subsequent to 12/31/14	1.7

Total outstanding as of February 25, 2015	313.5

Potential Additional Shares

Common shares underlying remaining exchangeable notes	3.1

Grand Total	316.6

Earnings Conference Call

NorthStar Realty will hold a conference call to discuss fourth quarter 2014 financial results on February 27, 2015, at 10:00 a.m. Eastern time.  Hosting the call will be David Hamamoto, chairman and chief executive officer; Albert Tylis, president; Daniel Gilbert, chief investment and operating officer; and Debra Hess, chief financial officer.

The call will be webcast live over the Internet from NorthStar Realty’s website, www.nrfc.com, and will be archived on the Company’s website.  The call can also be accessed live over the phone by dialing 888-523-1228, or for international callers, by dialing 719-325-2452, and using passcode 2629771.

A replay of the call will be available two hours after the call through Thursday, March 5, 2015 by dialing 888-203-1112 or, for international callers, 719-457-0820, using pass code 2629771.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is a diversified commercial real estate company that is organized as a REIT.  NorthStar Realty is managed by an affiliate of NorthStar Asset Management Group Inc. (NYSE: NSAM), a global asset management firm. For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.

NorthStar Realty Finance Corp.

Consolidated Statements of Operations

	Three Months Ended
($ in thousands, except share and per share data)	December 31,
(Unaudited)	2014(1)	2013(1)
Property and other revenues
Rental and escalation income	$117,442	$60,986
Hotel related income	135,319	—
Resident fee income	37,429	—
Other revenue	6,365	3,071
Total property and other revenues	296,555	64,057
Net interest income
Interest income	74,656	85,365
Interest expense on debt and securities	3,502	5,035
Net interest income on debt and securities	71,154	80,330

Expenses
Management fee, related party	43,393	—
Other interest expense	87,345	39,113
Real estate properties — operating expenses	156,707	22,991
Other expenses	362	814
Transaction costs	119,931	1,663
Provision for (reversal of) loan losses, net	1,050	—
General and administrative expenses
Salaries and related expense	2,600	3,241
Equity-based compensation expense(2)	4,623	2,682
Other general and administrative expenses	3,028	4,415
Total general and administrative expenses	10,251	10,338
Depreciation and amortization	72,726	23,662
Total expenses	491,765	98,581
Other income (loss)
Unrealized gain (loss) on investments and other	(17,375)	(5,490)
Realized gain (loss) on investments and other	(15,464)	(14,909)
Gain (loss) from deconsolidation of N-Star CDOs	—	(45,596)
Other income (loss)	—	38
Income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax (benefit) expense	(156,895)	(20,151)
Equity in earnings (losses) of unconsolidated ventures	46,884	31,032
Provision for income taxes	269	—
Income (loss) from continuing operations	(109,742)	10,881
Income (loss) from discontinued operations(2)(3)	(1,139)	(6,192)
Net income (loss)	(110,881)	4,689
Net (income) loss attributable to non-controlling interests	15,487	480
Preferred stock dividends	(21,059)	(15,591)
Net income (loss) attributable to NorthStar Realty Finance Corp. common stockholders	$(116,453)	$(10,422)

Earnings (loss) per share:
Income (loss) per share from continuing operations (basic)	$(0.46)	$(0.03)
Income (loss) per share from discontinued operations (basic)	(0.01)	(0.05)
Basic	$(0.47)	$(0.08)
Diluted	$(0.47)	$(0.08)

Weighted average number of shares:(4)
Basic	248,903,015	124,313,856
Diluted	248,903,015	128,928,515

Dividends declared per share of common stock(4)	$0.40	$0.50

(1)         The consolidated financial statements for the three months ended December 31, 2014 represent NorthStar Realty’s results of operations subsequent to the spin-off of NorthStar Realty’s historical asset management business. Periods prior to June 30, 2014 present a carve-out of NorthStar Realty’s historical financial information including revenues and expenses allocated to NSAM related to NorthStar Realty’s historical asset management business and reported amounts in discontinued operations. As a result, results of operations for the three months ended December 31, 2014 may not be comparative to NorthStar Realty’s results of operations reported for the prior period presented.

(2)         The three months ended December 31, 2013 includes $0.7 million of equity-based compensation recorded in discontinued operations. There is no equity-based compensation recorded in discontinued operations for the three months ended December 31, 2014.

(3)         For the three months ended December 31, 2013, primarily relates to the operations of NSAM prior to the spin-off on June 30, 2014.

(4)         Adjusted for the one-for-two reverse stock split completed on June 30, 2014.

NorthStar Realty Finance Corp.

Consolidated Balance Sheets

	December 31, 2014	December 31,
($ in thousands, except share data)	(Unaudited)	2013

Assets
Cash and cash equivalents	$296,964	$635,990
Restricted cash	395,056	166,487
Operating real estate, net	10,274,581	2,370,183
Real estate debt investments, net	1,067,667	1,031,078
Investments in private equity funds, at fair value	962,038	586,018
Investments in unconsolidated ventures	207,777	142,340
Real estate securities, available for sale	878,514	1,052,320
Receivables, net	111,358	59,895
Receivables, related parties	3,158	25,262
Unbilled rent receivable, net	16,404	15,006
Derivative assets, at fair value	3,247	3,469
Deferred costs and intangible assets, net	812,583	89,838
Assets of properties held for sale	29,012	30,063
Other assets	267,997	152,101
Total assets(1)	$15,326,356	$6,360,050

Liabilities
Mortgage and other notes payable	$8,535,863	$2,113,334
CDO bonds payable, at fair value	390,068	384,183
Securitization bonds payable	41,823	82,340
Credit facilities	732,780	70,038
Exchangeable senior notes	41,762	490,973
Junior subordinated notes, at fair value	215,172	201,203
Accounts payable and accrued expenses	188,330	74,547
Due to related party	47,430	—
Escrow deposits payable	67,750	90,929
Derivative liabilities, at fair value	17,915	52,204
Liabilities of properties held for sale	28,962	28,962
Other liabilities	304,845	73,874
Total liabilities(2)	10,612,700	3,662,587

Commitments and contingencies
Equity
NorthStar Realty Finance Corp. Stockholders’ Equity
Preferred stock, $986,640 and $736,640 aggregate liquidation preference as of December 31, 2014 and 2013, respectively	939,118	697,352
Common stock, $0.01 par value, 500,000,000 shares authorized, 301,684,041 and 154,403,414 shares issued and outstanding as of December 31, 2014 and 2013, respectively	3,017	1,544
Additional paid-in capital	4,827,419	2,649,450
Retained earnings (accumulated deficit)	(1,422,399)	(685,936)
Accumulated other comprehensive income (loss)	49,540	(4,334)
Total NorthStar Realty Finance Corp. stockholders’ equity	4,396,695	2,658,076
Non-controlling interests	316,961	39,387
Total equity	4,713,656	2,697,463
Total liabilities and equity	$15,326,356	$6,360,050

(1) Assets of consolidated VIEs included in the total assets above:
Restricted cash	$4,601	$24,411
Operating real estate, net	7,137	4,945
Real estate debt investments, net	25,325	44,298
Real estate securities, available for sale	463,050	644,015
Receivables	2,304	4,476
Other assets	242	269
Total assets of consolidated VIEs	$502,659	$722,414

(2) Liabilities of consolidated VIEs included in the total liabilities above:
CDO bonds payable	$390,068	$384,183
Accounts payable and accrued expenses	1,761	2,686
Derivative liabilities, at fair value	17,707	52,204
Other liabilities	1,784	2,993
Total liabilities of consolidated VIEs	$411,320	$442,066

Non-GAAP Financial Measure

Included in this press release is Cash Available for Distribution, or CAD, a certain “non-GAAP financial measure”, which measures NorthStar Realty’s historical or future financial performance that is different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of the applicable Securities and Exchange Commission, or SEC, rules.  NorthStar Realty believes this metric can be a useful measure of its performance which is further defined below.

Cash Available for Distribution (CAD)

We believe that CAD provides investors and management with a meaningful indicator of operating performance. Management also uses CAD, among other measures, to evaluate profitability. We also believe that CAD is useful because it adjusts for a variety of cash (such as transaction costs and cash flow related to N-Star CDO equity interests) and non-cash items (such as depreciation and amortization, equity-based compensation, realized gain (loss) on investments, provision for loan losses, asset impairments; bad debt expense and non-cash interest income and expense items). We adjust for transaction costs because these costs are not a meaningful indicator of our recurring operating performance.  For instance, these transaction costs represent costs such as professional fees associated with new investments, which are non-recurring expenses related to specific transactions.  We also adjust for the cash flow related to N-Star CDO equity interests which represents the net interest generated from the N-Star CDO equity interests.  This net interest is a component of our ongoing return on its investment, and therefore, is adjusted in CAD as it provides investors and management with a meaningful indicator of our recurring operating performance.  Furthermore, CAD adjusts N-Star CDO bond discounts to record such investments on an effective yield basis over the expected weighted average life of the investment.  N-Star CDO bond discounts relates to repurchased CDO bonds of consolidated CDO financing transactions at a discount to par. These CDO bonds typically have a low interest rate and the majority of the return is generated from repurchasing the CDO bonds at a discount to expected recovery value.  Because the return generated through the accretion of the discount is a meaningful contributor to our recurring operating performance, such accretion is adjusted in CAD.  The computation for the accretion of the discount under U.S. GAAP and CAD is the same.  However, for CDO financing transactions that are consolidated under U.S. GAAP, the CDO bonds are not presented as an investment but rather are eliminated in our consolidated financial statements. In addition, we adjust for distributions and adjustments to joint venture partners which represent the net return generated from our investments allocated to our non-controlling interests. For our owned hotels, our CAD calculation is equivalent to EBITDA, the hotel industry standard metric, which does not make an adjustment for FF&E reserves. CAD may fluctuate from period to period based upon a variety of factors, including, but not limited to, the timing and amount of investments, repayments and asset sales, capital raised, use of leverage, changes in the expected yield of investments and the overall conditions in commercial real estate and the economy generally. Management also believes that quarterly distributions are principally based on operating performance and our board of directors includes CAD as one of several metrics it reviews to determine quarterly distributions to stockholders.

We calculate CAD by subtracting from or adding to net income (loss) attributable to common stockholders, non-controlling interests and the following items: depreciation and amortization items including depreciation and amortization, straight-line rental income or expense, amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other and equity-based compensation; cash flow related to N-Star CDO equity interests; accretion of consolidated N-Star CDO bond discounts; non-cash net interest income in consolidated N-Star CDOs; unrealized gain (loss) from the change in fair value; realized gain (loss) on investments and other, excluding accelerated amortization related to sales of CDO bonds or other investments; provision for loan losses, net; impairment on depreciable property; bad debt expense; acquisition gains or losses; distributions and adjustments related to joint venture partners; transaction costs; foreign currency gains (losses); impairment on goodwill and other intangible assets; gains (losses) on sales; and one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items.  For example, CAD has been adjusted to exclude non-recurring gain (loss) from deconsolidation of certain N-Star CDOs.  These items, if applicable, include any adjustments for unconsolidated ventures.

CAD should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance.  In addition, our methodology for calculating CAD may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

NorthStar Realty urges investors to carefully review the U.S. GAAP financial information included as part of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and quarterly earnings releases.

The following table presents a reconciliation of CAD to net income (loss) attributable to common stockholders for the three months ended December 31, 2014 (dollars in thousands):

Reconciliation of Cash Available for Distribution

(Amount in thousands except per share data)

Three Months Ended
December 31, 2014

Net income (loss) attributable to common stockholders	$(116,453)
Non-controlling interests	(15,487)

Adjustments:
Depreciation and amortization items (1)	82,886
N-Star CDO bond discounts (2)	1,567
Non-cash net interest income in consolidated N-Star CDOs	(4,255)
Unrealized (gain) loss from fair value adjustments / Provision for loan losses, net	15,496
Realized (gain) loss on investments (3)	24,100
Distributions / adjustments to joint venture partners	(8,846)
Transaction costs and other (4)	131,292

CAD	$110,300

CAD per share (5)	$0.44

(1)         The three months ended December 31, 2014 includes depreciation and amortization of $73.2 million (including $0.5 million related to unconsolidated ventures), straight-line rental income of $(5.2) million, amortization of above/below market leases of $2.3 million, amortization of deferred financing costs of $7.5 million, amortization of discount on financings and other of $0.5 million and amortization of equity based compensation of $4.6 million.

(2)         For CAD, realized discounts on CDO bonds are accreted on an effective yield basis based on expected maturity. For CDOs that were deconsolidated, CDO bond accretion is included in net income attributable to common stockholders from the date of deconsolidation.

(3)         The three months ended December 31, 2014 includes $(13.9) million of non-cash losses generated from the repurchase of bonds of a consolidated N-Star CDO for which NorthStar elected the fair value option. CDO bonds of consolidated N-Star CDOs are liabilities carried at fair value on NorthStar Realty’s balance sheet and these non-cash losses reflect the repurchase price of the CDO bond compared to the carrying value of the CDO bond as of December 31, 2013.

(4)         The three months ended December 31, 2014 includes $119.9 million of transaction costs primarily related to the $4 billion acquisition of Griffin-American and a $1.1 billion hotel acquisition. The three months ended December 31, 2014 also includes $9.6 million of cash flow related to N-Star CDO equity interests and $1.8 million of bad debt expense.

(5)         CAD per share does not take into account any potential dilution from our outstanding exchangeable notes or restricted stock units subject to performance metrics not currently achieved.

Safe Harbor Statement

This press release contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements are generally identifiable by use of forward looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “hypothetical,” “continue,” “future” or other similar words or expressions. Forward looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward looking information. Such statements include, but are not limited to, our ability to complete the spin-off of our European real estate business, which we announced we are exploring on February 26, 2015: the risk relating to the spin-off of our European real estate business and operating our existing company and our European real estate business as separate companies; our ability to realize the benefits of the spin-off, including cap rate compression, multiple expansion, the target leverage profile, and lower cost of capital; the growth prospects of our business, including our European real estate business; the resulting effects of becoming an externally managed company, including the payment of substantial fees to our manager, NorthStar Asset Management Group Inc. (NSAM), the allocation of investments by our manager among us and our manager’s other managed companies, and various conflicts of interest in our relationship with NSAM; the performance of our real estate portfolio generally; our ability to maintain dividend payments, at current or anticipated levels, or at all; the diversification of our portfolio; our ability to close on our recent commitments to acquire real estate investments, including the recent commitments to acquire portfolios of approximately €1.6 billion of Pan-European real estate on the terms contemplated or at all; our liquidity and financial flexibility, including the timing and amount of borrowings under our revolving credit facility and facility agreement; our ability to comply with the required affirmative and negative covenants, including the financial covenants; the anticipated strength and growth of our business; NSAM’s ability to source and consummate attractive investment opportunities on our behalf, both domestically and internationally; whether we will realize any potential upside in our limited partnership interest in real estate private equity funds or any appreciation above our original cost basis of our real estate portfolio; the equity and debt mix of our real estate portfolio, including any concentration of European investments; the performance of our investments relative to our expectations and the impact on our actual return on invested equity, as well as the cash generated from these investments and available for distribution; our ability to generate attractive risk-adjusted total returns; whether we will produce higher cash available for distribution (CAD) per share in the coming quarters, or ever; the impact of economic conditions on the borrowers of the commercial real estate debt we originate and acquire the commercial mortgage loans underlying the commercial mortgage backed securities in which we invest, as well as on the tenants/operators of our real property that we own; our ability to realize the value of the bonds we have purchased and retained in our CDO financing transactions and other securitized financing transactions and our ability to complete securitized financing transactions on terms that are acceptable to us, or at all; our ability to meet various coverage tests with respect to our CDOs; our dividend yield; the size and timing of offerings or capital raises; the ability to opportunistically participate in commercial real estate refinancings; the ability to capitalize on attractive investment opportunities and enhance shareholder value; any failure in our due diligence to identify all relevant facts in our underwriting process or otherwise; credit rating downgrades; tenant/operator or borrower defaults or bankruptcy; adverse economic conditions and the impact on the commercial real estate industry; our use of leverage; our ability to obtain mortgage financing on our real estate portfolio; the affect of economic conditions on the valuations of our investments; illiquidity of properties in our portfolio; our ability to manage our costs in line with our expectations and the impact on our CAD; environmental compliance costs and liabilities; effect of regulatory actions, litigation and contractual claims against us and our affiliates, including the potential settlement and litigation of such claims; competition for investment opportunities; regulatory requirements with respect to our business and the related cost of compliance; changes in laws or regulations governing various aspects of our business; the loss of our exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended; failure to maintain effective internal controls; compliance with the rules governing real estate investment trusts; and the factors described in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014, each under the heading “Risk Factors.”

The foregoing list of factors is not exhaustive. All forward looking statements included in this press release are based upon information available to us on the date hereof and we are under no duty to update any of the forward looking statements after the date of this report to conform these statements to actual results.

Factors that could have a material adverse effect on our operations and future prospects are set forth in “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014. The factors set forth in the Risk Factors section and otherwise described in our filings with United

States Securities and Exchange Commission could cause our actual results to differ significantly from those contained in any forward looking statement contained in this press release.

Contact:

Investor Relations

Joe Calabrese

(212) 827-3772